Exhibit 6

AMENDMENT NO. 2 TO ROLLOVER AGREEMENT

This Amendment No. 2 (this “Amendment No. 2”) to that certain Rollover Agreement, dated as of January 18, 2011, as amended (the “Rollover Agreement”), by and between RAY HOLDING CORPORATION, a Delaware corporation (the “Company”) and CHEN REVOCABLE TRUST DTD 5/8/2011 (the “Investor”), is made and entered into as of May 25, 2011 by and between the Company and the Investor. All capitalized terms that are used in this Amendment No. 2 but not defined in this Amendment No. 2 shall have the respective meanings ascribed thereto in the Rollover Agreement.

A.     On May 24, 2011, Parent, Merger Sub and the Company entered into Amendment No. 4 to the Merger Agreement (“Amendment No. 4 to the Merger Agreement”).

B.     In connection with Amendment No. 4 to the Merger Agreement, the Investor and the Company desire to enter into this Amendment No. 2, and the Investor believes it is in its best interests to enter into this Amendment No. 2 and consummate the transactions contemplated hereby, by the Rollover Agreement and by the Merger Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.     Rollover Amount.

Recital C of the Rollover Agreement is hereby amended and restated in its entirety as set forth below:

C.     In connection with the transactions contemplated by the Merger Agreement (the “Contemplated Transactions”), the Investor desires, immediately prior to the consummation of the Merger on the Closing Date, to contribute to the Company (i) that number of shares of Target Common Stock as set forth on Exhibit A attached hereto (the “Exchange Shares”) having a per share purchase price equal to the Merger Consideration (the aggregate purchase price for the shares of Target Common Stock to be exchanged by the Investor shall be referred to herein as the “Rollover Amount”) and (ii) that number of shares of Target Common Stock as set forth on Exhibit A attached hereto under the heading “Transferable Shares” (the “Transferable Shares”).

Exhibit A to the Rollover Agreement is hereby amended and restated in its entirety and replaced by Exhibit A to this Amendment No. 2.

2.     Rollover Agreement References. The parties hereto hereby agree that all references to the “Agreement” set forth in the Rollover Agreement (including, without limitation, in the representations and warranties of the parties set forth therein) shall be deemed to be references to the Rollover Agreement as amended by this Amendment No. 2.

3.     Full Force and Effect. Except as expressly amended or modified hereby, the Rollover Agreement and the agreements, documents, instruments and certificates among the parties hereto as contemplated by, or referred to, in the Rollover Agreement shall remain in full force and effect without any amendment or other modification thereto.

4.     Counterparts. This Amendment No. 2 may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment No. 2 (in counterparts or otherwise) by facsimile shall be sufficient to bind the parties to the terms and conditions of this Amendment No. 2.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the date first written above.

RAY HOLDING CORPORATION

By:	/s/ David Baylor
	Name:	David Baylor
	Title:	President

CHEN REVOCABLE TRUST DTD 5/8/2001

/s/ Robert I. Chen
By: Robert I. Chen, Trustee

/s/ Lien Q. Chen
By: Lien Q. Chen, Trustee

Amendment No. 2 Signature Page